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EXHIBIT 99(1)(b)


                                  CERTIFICATE
                                  -----------


The undersigned hereby certifies that he is the Secretary of Massachusetts Mutual Life Insurance Company (the "Company"); that the following vote was adopted by the Investment Committee of the Board of Directors of the Company at a meeting duly held on the 12th day of November, 1997; and that said vote has been neither rescinded nor modified, but remains in full force and effect:

     VOTED:

          That in connection with the development of a new survivorship variable universal life insurance product (the "SVUL Policy"), the Company establish a segment of Massachusetts Mutual Variable Life Separate Account I (the "Separate Account") in order to invest contributions received under the SVUL Policy; that the appropriate officers of the Company be, and each acting singly hereby is, authorized to execute all documents or take any other action which said officer deems necessary or advisable in order to permit the sale of the SVUL Policy, including the filing of registration statements or amendments thereto with the United States Securities and Exchange Commission or other appropriate regulatory authorities; and that the chief executive officer or the chief operating officer of the Company be, and each acting singly hereby is, authorized to establish additional segments of the Separate Account or further divide any segment of the Separate Account into additional divisions, as such officer in his discretion deems necessary or appropriate.

IN WITNESS WHEREOF, I have hereunto affixed my hand and the seal of the Company this 24th day of November, 1997.



                                    /s/ Thomas J. Finnegan, Jr.
                                    --------------------------------------
                                    Secretary